UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 22, 2016

 GALENA BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Crow Canyon Place, Suite 380, San Ramon, CA 94583
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 855-4253

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement

On May 10, 2016, Galena Biopharma, Inc. (the “Company”) and JGB (Cayman) Newton Ltd. (the “Purchaser”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company sold and issued to the Purchaser, at a 6.375% original issue discount, a 9% Senior Secured Debenture due November 10, 2018 and having a principal face amount of $25,300,000 (the “Original Debenture”), and warrants to purchase up to 2,000,000 shares of the Company’s common stock (the “Warrants”). A summary of the terms and conditions of the Purchase Agreement, the Debenture and the Warrants was set forth Under Item 5 of Part II of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2016, as filed with the Commission on May 10, 2016, which summary is incorporated by reference herein. On August 22, 2016, the Company, the Purchaser and certain other parties entered into an Amendment Agreement (the “Amendment Agreement”), which provides for the amendment and restatement of the Original Debenture, an amendment to the terms of the Series A Common Stock Purchase Warrant issued by the Company to the Purchaser pursuant to the terms of the Purchase Agreement, and certain other terms and conditions, as summarized below.
Amended & Restated Debenture
The Original Debenture issued to the Purchaser was amended and restated in its entirety on August 22, 2016, pursuant to the Amendment Agreement (the “Amended Debenture”). Among other items, the Amended Debenture contains the following modified and/or additional terms from the Original Debenture:

•
With respect to interest accruing on the outstanding principal amount under the Debenture for the period prior to November 10, 2016, the Company is permitted to satisfy such interest payments in kind by adding such amount to the outstanding principal.

•
The Purchaser can from time to time during the term of the Amended Debenture require the Company to prepay in cash all or a portion of the outstanding principal plus accrued and unpaid interest (the “Outstanding Amount”) on written notice to the Company, provided, that such prepayment amount shall not exceed the lesser of $18,500,000 and the Outstanding Amount. In addition, the Company shall have the right to prepay in cash all (but not less than all) of the Outstanding Amount (1) at any time after November 10, 2017, or (2) upon a “change of control” (as such term is used un the Amended Debenture), in each case with a 10% premium on the Outstanding Amount.

•
The Purchaser shall continue to have the right under the Original Debenture, commencing November 10, 2016, to require the Company to redeem the Outstanding Amount in cash, shares of the Company’s common stock or a combination thereof, except that the maximum monthly amount of such redemptions was increased from $1,100,000 to $1,500,000 under the Amended Debenture; provided, that if the trading price of the Company’s common stock is at least $0.40 per share (as adjusted appropriately for stock splits, combinations or similar events) during such calendar month, then such monthly maximum redemption amount may be increased to $2,200,000 at the Purchaser’s election and if the Company has already elected to satisfy such redemptions in shares of common stock. In addition, notwithstanding the foregoing limitations on the monthly redemption amount, the Purchaser may elect up to three times in any 12-month period to increase the monthly maximum to $2,500,000.

•
Among the various conditions that must be satisfied in order for the Company to be able to elect to satisfy the monthly redemption amounts in shares of its common stock, the minimum volume-weighted average price of the common stock was decreased from $0.75 to $0.20 per share in the Amended Debenture.

•
The Amended Debenture provides that, following November 10, 2016, the Purchaser may elect to convert any portion of the Outstanding Amount into shares of common stock at a fixed price of $0.60 per share (as adjusted appropriately for stock splits, combinations or similar events).

•
Under the Original Debenture, the Company was required to maintain a minimum of $24,000,000 of unencumbered cash in a restricted account as security for its obligations under the Debenture. Under the Amended Debenture, such minimum amount has been reduced to the lesser of $18,500,000 or the Outstanding Amount.

Other Terms of Amendment Agreement
Pursuant to the Purchase Agreement, on May 10, 2016, the Company issued to the Purchaser a Series A Common Stock Purchase Warrant (the “Series A Warrant”) to purchase 1,000,000 shares of the Company’s common stock at a price of $1.51 per share. In accordance with the terms of the Amendment Agreement, the exercise price of the warrant was reduced to $0.43 per share (as adjusted appropriately for stock splits, combinations or similar events). In accordance with the listing rules of the NASDAQ Capital Market, the Debenture continues to provide that the maximum number of shares common stock that the Company is permitted to issue pursuant to the Debenture is 36,185,586 shares, which amount represented approximately 19.9% of the Company’s outstanding common stock on May 10, 2016. However, the Company has agreed to seek stockholder approval to exceed such limitation in accordance with applicable NASDAQ rules.
The foregoing descriptions of the Amendment Agreement and the Amended Debenture do not purport to be complete and are qualified in their entireties by reference to the full text of the forms of Amendment Agreement and Amended Debenture, which are filed as Exhibit 10.1 and Exhibit 4.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direction Financial Obligation or an Obligation Under an Off-Balance-Sheet Arrangement of a Registrant

The disclosures set forth above under Item 1.01 are incorporated by reference.

Item 3.03	Material Modification to Rights of Security Holders.

The disclosures set forth above under Item 1.01 are incorporated by reference.

Item 9.01	Material Modification to Rights of Security Holders.

(d) Exhibits

4.1	Amended and Restated 9% Original Issue Discount Senior Secured Debenture Due November 10, 2018, issued to JGB (Cayman) Newton Ltd. as of August 22, 2016.

10.1	Amendment Agreement between Galena Biopharma, Inc. and JGB (Cayman) Newton Ltd. dated August 22, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALENA BIOPHARMA, INC.

Date:	August 23, 2016	By:	/s/ Mark W. Schwartz
Mark W. Schwartz Ph.D. President and Chief Executive Officer